Exhibit T3B.9
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement of Ambassadors International Cruise Group, LLC (the “Company”) is made and entered into effective as of the 20th day of February, 2007 by the Company and Ambassadors International Marshall Islands, LLC.
RECITALS
     WHEREAS, Ambassadors International Marshall Islands, LLC has arranged for the formation of on the date hereof, and now desires to organize, Ambassadors International Cruise Group, LLC as a Marshall Islands limited liability company pursuant to the Act (as defined below) for the purpose of carrying on the Business (as defined below) and engaging in any other lawful activity permitted by the Act in implementation of the Business.
1. DEFINITIONS
     1.1 Definition of Terms.
     The terms used in this Agreement, with their initial letters capitalized, shall, unless the context thereof otherwise requires, have the meanings specified in this Article 1. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:
(a)	“Act” shall mean the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands, as the same may be amended from time to time.

(b)	“Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

(c)	“Business” shall mean engaging in any lawful activity permitted by the Act, including but not limited to the direct or indirect ownership, operation and/or chartering of cruise vessels in international commerce.

(d)	“Certificate of Formation” shall have the meaning set forth in Section 2.1 of this Agreement.

(e)	“Company” shall mean Ambassadors International Cruise Group, LLC, a Marshall Islands limited liability company.

(f)	“Indemnified Party” shall have the meaning set forth in Section 5.3 of this Agreement.

(g)	“LLC Shares” shall mean the aggregate limited liability company interests of the Company authorized to be issued pursuant to this Agreement.

(h)	“Member” shall mean Parent and shall have the same meaning as the term “member” under the Act.

(i)	“Officers” shall have the meaning set forth in Section 5.2 of this Agreement.

(j)	“Parent” shall mean Ambassadors International Marshall Islands, LLC, a corporation organized and existing under the laws of the Marshall Islands.

(k)	“Person” shall mean a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.
2. ORGANIZATION
     2.1 Formation.
     By execution of this Agreement, the Parent ratifies, confirms and approves the action of Derick W. Betts, Jr. of Seward & Kissel LLP, New York City, in forming the Company on February 20, 2007 by the execution and filing with the Registrar of Corporations of the Republic of the Marshall Islands a Certificate of Formation (“Certificate of Formation”) substantially in the form of Exhibit 1 hereto.
     2.2 Name.
     The name of the Company shall be “Ambassadors International Cruise Group, LLC” and all Business of the Company shall be conducted in that name or such other names that comply with applicable law as Parent may from time to time designate.
     2.3 Registered Office; Registered Agent.
     The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate or such other office as Parent may designate from time to time in the manner provided by law. The registered agent of the Company in the Republic of the Marshall Islands shall be the initial registered agent named in the Certificate or such other person or persons as Parent may designate from time to time in the manner provided by law.
     2.4 Principal Office.
     The principal office of the Company shall be the Company’s registered office except as otherwise may be determined by Parent.
     2.5 Term.
     The Company shall commence on February 20, 2007, the date the Certificate of Formation was accepted for filing by the Registrar of Corporations of the Republic of the Marshall Islands and shall have perpetual existence unless the Company is dissolved in accordance with the Act.
     2.6 Liability to Third Parties.
     Parent shall not be liable for the debts, obligations or liabilities of the Company including, without limitation, under a judgment, decree or order of a court.
     2.7 Authorized LLC Shares.
(a)	The aggregate number of LLC Shares of the Company authorized to be issued to Members pursuant to this Agreement is one hundred (100).

(b)	The owners of LLC Shares issued to the Members is set forth in Schedule 1 hereto.

(c)	Each LLC Share owned by a Member shall entitle the Member to one (1) vote on any matter brought before the Member for a vote.
3. PURPOSE AND POWERS OF THE COMPANY
     3.1 Purpose of the Company.
     The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in the Business.

     3.2 Powers of the Company.
     The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose of the Company set forth in Section 3.1.
4. CAPITAL CONTRIBUTIONS
     4.1 Capital Contributions.
     Parent shall contribute such sums and/or assets as it, in its sole discretion, shall deem necessary or appropriate to enable the Company to carry out the purposes for which the Company was formed and in consideration thereof, the LLC Certificate shall be issued in favor of Parent as provided for in Section 2.7 above.
     4.2 No Interest on Capital Contributions.
     Except as otherwise expressly provided herein, Parent shall not receive any interest on its capital contributions to the Company.
5. MANAGEMENT
     5.1 Management By Members.
     The management of the Company shall be vested exclusively in the Parent, acting in its capacity as sole Member of the Company.
     Parent, in its capacity as sole Member and acting through its President, Vice-President or Treasurer, may make all decisions and take all actions for the Company as in its sole discretion it shall deem necessary or appropriate to enable the Company to carry out the purpose for which the Company was formed including, without limitation, the following:
(a)	entering into, making and performing contracts, agreements, undertakings and guarantees in the name and on behalf of the Company;

(b)	opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(c)	selling, conveying, mortgaging, pledging, exchanging and disposing of property;

(d)	purchasing, receiving, leasing, owning, holding, improving, using and dealing with, and chartering property wherever located;

(e)	incurring liabilities; borrowing money; issuing notes, bonds and other obligations; and securing any of the Company’s obligations by mortgage or pledge of any of the Company’s property or income;

(f)	collecting sums due to the Company; bringing and defending on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

(g)	selecting, removing, and changing the authority and responsibility of lawyers, auditors and other advisers and consultants;

(h)	adopting, by written consent or otherwise, resolutions in the name and on behalf of the Company, authorizing any decision or actions pursuant to this Section 5.1; and

(i)	issuing Powers of Attorney in favor of such persons as it may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 5.1.
     Any correspondence sent by Parent, in its capacity as sole Member, on behalf of the Company and any agreements, contracts or other documents executed by Parent, in its capacity as sole Member, on behalf of the Company, shall be signed by the Parent as follows:

AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
By:	Ambassadors International Marshall Islands, LLC, as sole Member
By:
(Authorized Signatory)

     5.2 Indemnification.
     The Company shall indemnify and hold harmless, to the fullest extent permitted by law, Parent, in its capacity as sole Member, and any duly appointed attorney-in-fact of the Company (individually, an “Indemnified Party”) from and against all costs, losses, liabilities, and damages paid or incurred by such Indemnified Party in connection with the Business of the Company except where such costs, losses, liabilities, and damages are attributable to the willful misconduct or gross negligence of the Indemnified Party.
6. DISTRIBUTIONS
     6.1 Distributions/Available Cash.
     Parent, in its capacity as sole Member, shall in its sole discretion determine from time to time to what extent (if any) the Company’s cash on hand exceeds the current and anticipated needs of the Company. To the extent any such excess exists, Parent may make distributions to itself as sole Member, subject to Section 40 of the Act.
7. BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS
     7.1 Books and Records.
     The books and records of the Company shall, at the cost and expense of the Company, be kept and cause to be kept by the Company at the principal office of the Company or at such other location as Parent may from time to time determine.
     7.2 Fiscal Year.
     Unless otherwise determined by Parent, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

     7.3 Bank Accounts.
     All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by Parent. The funds of the Company shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by Parent.
     7.4 Tax Matters.
     Parent intends and acknowledges that, for so long as it remains the sole Member of the Company, the Company shall be disregarded as a separate entity from Parent for U.S. federal income tax purposes and Parent shall file such elections with the U.S. federal tax authorities as may be required to assure such tax status effective as of the date hereof.
8. MISCELLANEOUS
     8.1 Complete Agreement.
     This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the formation of the Company and replace and supersede all prior agreements regarding the formation of the Company.
     8.2 Governing Law.
     This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Marshall Islands without giving regard to principles of conflicts of law.
     8.3 Headings.
     All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
     8.4 Severability.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     8.5 No Third Party Beneficiary.
     This Agreement is made solely and specifically for the benefit of Parent and its successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     8.6 Amendment.
     All amendments to this Agreement must be in writing and signed by all of the Members.

EXHIBIT 1
CERTIFICATE OF FORMATION
OF
AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
UNDER SECTION 9 OF THE LIMITED LIABILITY COMPANY ACT OF 1996
OF THE REPUBLIC OF THE MARSHALL ISLANDS
     The undersigned, in order to form a limited liability company under and pursuant to the provisions of the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (the “Act”), does certify as follows:
1.	The name of the Limited Liability Company is: AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC.

2.	The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands.

3.	The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 20th day of February, 2007.

Derick W. Betts, Jr.
Authorized Person

SCHEDULE 1
Ownership of LLC Shares

Member	LLC Shares

Ambassadors International Marshall Islands, LLC	100.0

Total LLC Shares	100.0